Exhibit 23.1



           Consent of Independent Registered Public Accounting Firm



The Board of Directors and Stockholders
NeoPharm, Inc.:


We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of NeoPharm, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, related financial statement schedule on valuation and qualifying accounts, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein.

Our report on the consolidated financial statements refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.



/s/ KPMG LLP
Chicago, Illinois
February 4, 2008